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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b).
                           (AMENDMENT NO. _________)*


                                  CYSIVE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    23281T108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]         Rule 13d-1(b)

            [ ]         Rule 13d-1(c)

            [X]         Rule 13d-1(d)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G


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CUSIP No. 23281T108                                              Page    2     of    5     Pages
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1             NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              ERIC J. MAGLEBY
              MONETTE MAGLEBY

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2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                (a) [ ]

                                                                                               (b) [ ]

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3             SEC USE ONLY


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4             CITIZENSHIP OR PLACE OF ORGANIZATION
              U.S.A.

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                                        5             SOLE VOTING POWER
                                                      0

              NUMBER OF
                                      --------------------------------------------------------------------
               SHARES                   6             SHARED VOTING POWER
                                                      1,630,500
            BENEFICIALLY

              OWNED BY
                                      --------------------------------------------------------------------
                EACH                    7             SOLE DISPOSITIVE POWER
                                                      0
              REPORTING

               PERSON
                                      --------------------------------------------------------------------
                WITH                    8             SHARED DISPOSITIVE POWER
                                                      1,630,500

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9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,630,500

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10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                   [ ]

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11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              14.3%

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12            TYPE OF REPORTING PERSON*
              IN

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

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


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CUSIP No. 23281T108                                              Page    3     of    5     Pages
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Item 1(a).     Name of Issuer:

               CYSIVE, INC.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               11480 SUNSET HILLS ROAD, SUITE 200E
               RESTON, VA 20190

Item 2(a).     Name of Person Filing:

               ERIC J. MAGLEBY
               MONETTE MAGLEBY

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               11480 SUNSET HILLS ROAD, SUITE 200E
               RESTON, VA 20190

Item 2(c).     Citizenship:

               UNITED STATES OF AMERICA

Item 2(d).     Title of Class of Securities:

               COMMON STOCK, PAR VALUE $0.01 PER SHARE

Item 2(e).     CUSIP Number:

               23281T108

Item 3. If this statement is filed pursuant to 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

               (a) [ ] Broker or Dealer registered under Section 15 of the Act.
               (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                       Act.
               (d) [ ] Investment Company registered under Section 8 of the
                       Investment Company Act.
               (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)
                       (ii)(E).
               (f) [ ] An employee benefit plan or endowment fund; in accordance with 240.13d-1(b)(1)(ii)(F).
               (g) [ ] Parent Holding Company or control person, in accordance with 240.13d-1(b)(1)(ii)(G).
               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act.
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               (i) [ ] A church plan that is excluded from the definition of an
                       Investment Company under Section 3(c)(14) of the Investment Company Act of 1940.
               (j) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4.        Ownership:

               (a) Amount beneficially owned: 1,630,500 SHARES

               (b) Percent of Class: 14.3%

               (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: 0 SHARES
               (ii) Shared power to vote or to direct the vote: 1,730,500 SHARES
               (iii) Sole power to dispose or to direct the disposition of: 0
                     SHARES
               (iv) Shared power to dispose or to direct the disposition of:
                    1,630,500 SHARES

Item 5.        Ownership of Five Percent or Less of a Class.

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary Acquired the Security Being Reported on by the Parent Holding Company [ ]

Item 8.        Identification and Classification of Members of the Group.

               NOT APPLICABLE.

Item 9.        Notice of Dissolution of Group.

               NOT APPLICABLE.


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Item 10.       Certification.

               NOT APPLICABLE.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               February 14, 2000
               -------------------------
                    (Date)


               /s/ ERIC J. MAGLEBY
               -------------------------
                    (Signature)
               Eric J. Magleby

               /s/ MONETTE MAGLEBY
               -------------------------
               Monette Magleby